Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan, as amended, the 2020 Equity Incentive Plan and the 2020 Employee Share Purchase Plan of Oncorus, Inc. of our report dated July 29, 2020 (except for Note 14(b), as to which the date is September 28, 2020), with respect to the consolidated financial statements of Oncorus, Inc. included in its Registration Statement, as amended (Form S-1 No. 333-248757) and related Prospectus of Oncorus, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 9, 2020